Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

Total Revenues Increased 9% for Quarter

HOUSTON--(BUSINESS WIRE)--May 10, 2010--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended March 31, 2010.

Total revenue for the three months ended March 31, 2010 increased by $746,000, or 8.8%, in comparison to the three months ended March 31, 2009. The increase was primarily due to third party management and leasing revenues generated as a result of the January 2010 acquisition of property management and asset management contracts from Evergreen Realty Group, LLC and affiliates (“Evergreen”). Third party management and leasing revenues increased $947,000 for the quarter, of which $910,000 was attributable to the Evergreen acquisition. Property management and asset management contracts for a total of 80 separate assets were acquired in the transaction. The increase in total revenue was partially offset by a decrease in rental revenue on owned properties of $257,000, primarily due to increase in rent concessions and a decrease in common area maintenance fee revenue recognized during the quarter. The weighted average occupancy of the Company’s properties was 84% at March 31, 2010 and 2009.

The Company’s net income attributable to common stockholders for the three months ended March 31, 2010 was $449,000, or $0.18 per share, compared to a net loss attributable to common stockholders of $1,861,000, or $0.64 per share, for the three months ended March 31, 2009. The net income for the three months ended March 31, 2010 included income from discontinued operations of $2,847,000. Per share data has been adjusted to reflect the Company’s one-for-one stock dividend which became effective on May 7, 2010. The income from discontinued operations represented the gain on sale of 5850 San Felipe, net of income tax and the properties operating results for the first quarter of 2010. 5850 San Felipe, an office property located in Houston, Texas, was sold on March 31, 2010.

The Company generated Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, of $572,000 for the three months ended March 31, 2010 as compared to $522,000 for the three months ended March 31, 2009. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net loss attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the three months ended March 31, 2010 and 2009 (in thousands):

	Three Months Ended March 31,
	2010	2009
Net income (loss) attributable to the Company	$509	$(1,801)
Depreciation and amortization from discontinued operations	8	115
Net income from discontinued operations	(2,847)	(29)
Deferred income tax benefit	(1,134)	(1,110)
Net income (loss) attributable to noncontrolling interests	466	(250)
Depreciation and amortization	3,570	3,597
FFO	$572	$522

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 offices, industrial and retail properties aggregating approximately 2.6 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2010	2009
REVENUES: Rental revenue	$8,183	$8,440
Third party management and leasing revenue	964	17
Interest and other income	64	8
Total revenues	9,211	8,465

EXPENSES:
Property operating expense	3,625	3,893
Corporate general and administrative	1,622	870
Depreciation and amortization	3,570	3,597
Interest expense	3,400	3,295
Total expenses	12,217	11,655

Loss from continuing operations before deferred income tax benefit	(3,006)	(3,190)

Deferred income tax benefit	1,134	1,110

Loss from continuing operations	(1,872)	(2,080)

Discontinued operations:
Income from operations	173	45
Gain on sale of discontinued operations	4,315	-
Income tax expense	(1,641)	(16)
Income from discontinued operations	2,847	29

Net income (loss), including noncontrolling interests	$975	$(2,051)

Plus: Net (income) loss attributable to noncontrolling interests	(466)	250

Net income (loss) attributable to American Spectrum Realty, Inc.	509	(1,801)

Preferred stock dividend	(60)	(60)

Net income (loss) attributable to American Spectrum Realty, Inc. common stockholders	$449	$(1,861)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(0.53)	$(0.65)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	0.71	0.01
Net income (loss) attributable to American Spectrum Realty, Inc. common stockholders	$0.18	$(0.64)

Basic and diluted weighted average shares used	2,854,196	2,795,330

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(1,502)	$(1,827)
Income from discontinuing operations	$2,011	$26
Net income (loss)	$449	$(1,861)

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200